Exhibit 10.14
Mortgage Agreement
Parties:
Jinzhou Halla Electronic Equipment Co., Ltd. (the “Mortgagor”)
Jinzhou Commercial Bank (Linghe Branch) (the “Mortgagee”)
1.  Mortgage Property

1.1 Mortgagor agrees to secure the loan with the properties listed in the appendix.

1.2 Mortgagor represents and warrants that it has full authority and power to dispose the property, clear and free of any encumbrance.

2.  Underlying Loan

2.1 The loan secured by the mortgage is the revolving loan in a maximum amount of RMB40,000,000 from September 28, 2005 to September 22, 2008.

2.2 At any time during the term of the loan, Mortgagor can request loans from Mortgagee on conditions that the outstanding balance of the loan does not exceed RMB40,000,000.

3.  Enforceability of the Agreement: this agreement is an independent from the loan agreement. The invalidity of the loan agreement shall not affect the enforceability of this agreement

4.  Duration of the Mortgage

4.1 Duration of the Mortgage is two years, commencing after the Statute of Limitation regarding the underlying loan runs.

5.  Amendment of the Agreement for the Underlying Loan

5.1 Mortgagee can adjust the interest rate of the underlying loan according to the change of the interest rate promulgated by the People’s Bank of China.

6.  Possession of the Properties

6.1 During the term of mortgage, the Properties shall be under Mortgagor’s possession. Mortgagor shall be responsible for the maintenance and repairs of the properties.

7.  Insurance for the Properties

7.1 Mortgagor shall purchase property insurance for the mortgage properties, subject to Mortgagee’s approval.

7.2 Mortgagor shall manifest in the insurance agreement that Mortgagee is entitled to first priority lien regarding the properties.

8.  Damages caused by the third party

8.1 Any damages payment incurred by loss caused by a third party shall be allocated to the account assigned by Mortgagee.

9.  Disposition of the Property

9.1 Mortgagor shall not dispose the Property during the term of the mortgage without Mortgagee’s written consent.

9.2 Mortgagee can opt for the following regarding the proceeds derived from the disposition of the properties approved by Mortgagee.

i.	Pay or prepay the loan and accrued interest

ii.	Treat the proceeds as deposit and secure the loan by the deposit certificate

10.  Foreclosure

10.1 In the event of any of the following, the Mortgagee is entitled to foreclose the properties

i.	Mortgagor defaults in payment of the unpaid principal or accrued interest when due.

ii.	Mortgagee unreasonably dispose the properties and cause diminishment of their value.

10.2 Morgagee is entitled to the following remedies

i.	Foreclosure

ii.	Auction sale of the properties

iii.	Initiate a law suit in court

11.  Remedies for breaches of contract

11.1 Morgagee is entitled to the following at the time of breaches on the part of Mortgagor

i.	Require the Mortgagor to remedy its breaches

ii.	Require the Mortgagor to provide additional mortgage

iii.	Require for damages paid by Mortgagor

12.  Record and Remove the Mortgage: Parties shall record the lien within 15 days.

Jinzhou Halla Electronic Equipment Co., Ltd.
Seal
/s/ Yuncong Ma
/s/ Qingjie Zhao
Seal

Jinzhou Commercial Bank (Linghe Branch)
Seal

Appendix
The List of the Mortgage Property

28th, September, 2005
Mortgagor	Jinzhou Halla electrical equipment Co.Ltd.			Nature of business	Invested by foreigner
Account Number	402016547501018			The phone	3880053
The sums of the loans	10.000.000			The term of the loans	28th,September,2005 to 27th,September,2008
The name of the pledge	unit	amount	address	The value of the property	Record number of the properties
The land	Square meters	42169		3500	000106
The house property	Square meters	9712		2525	0007854
	Square meters	823.7		164	000196908
	Square meters	2714.4		705	000234108
	Square meters	1275		255	00181316

total

Jinzhou Halla electrical equipment Co. Ltd. /s/ Qingjie Zhao /s/ Yuncong Ma Jinzhou Commercial Bank (Linghe Branch)(Linghe Branch) Seal